Exhibit 10.16

SECURITIES PURCHASE AGREEMENT

between

GORDON BIERSCH BREWERY RESTAURANT GROUP, INC.,

a Tennessee corporation

and

HANCOCK PARK CAPITAL II, L.P.,

a Delaware limited partnership

Dated as of October 27, 2004

EXHIBITS

Exhibit A	-	Certain definitions

Exhibit B-1	-	Company Shareholders to execute a General Release

Exhibit B-2	-	Form of General Release

Exhibit C-1	-	Company Shareholders to execute Shareholders’ Agreement

Exhibit C-2	-	Form of Shareholders’ Agreement

Exhibit D	-	Form of Legal Opinion of Miller & Martin PLLC

Exhibit E	-	Form of Amended and Restated Charter

Exhibit F	-	List of Indispensable Consents

Exhibit G-1	-	Example of Liquor License Consent

Exhibit G-2	-	Example of Liquor License Notice

1.	DESCRIPTION OF TRANSACTION	1

	1.1 Authorization of Securities	1

	1.2 Sale and Issuance of Series A Preferred Stock	1

	1.3 Closing	2

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2

	2.1 Due Organization; Subsidiaries; Etc.	2

	2.2 Charter and Bylaws; Records	3

	2.3 Capitalization, Etc	4

	2.4 Financial Statements	5

	2.5 Absence of Changes	6

	2.6 Title to Assets	8

	2.7 Bank Accounts; Receivables; Inventory	9

	2.8 Indebtedness	10

	2.9 Intellectual Property	10

	2.10 Contracts	12

	2.11 Liabilities; Fees, Costs and Expenses	14

	2.12 Compliance with Legal Requirements	15

	2.13 Governmental Authorizations	15

	2.14 Tax Matters	15

	2.15 Employee and Labor Matters; Benefit Plans	17

	2.16 Environmental Matters	20

	2.17 Insurance	21

	2.18 Related Party Transactions	21

	2.19 Legal Proceedings; Orders	22

	2.20 Authority; Binding Nature of Agreement	22

	2.21 Non-Contravention; Consents	22

	2.22 Suppliers	23

	2.23 Certain Payments	23

	2.24 Anti-Takeover Law	24

	2.25 Finder’s Fee	24

	2.26 Liquor Licenses	24

	2.27 Full Disclosure	24

i.

3.	REPRESENTATIONS AND WARRANTIES OF INVESTOR	25

	3.1 Limited Partnership Existence and Power	25

	3.2 Authority; Binding Nature of Agreement	25

	3.3 Finder’s Fee	25

	3.4 Financial Capability	25

	3.5 Securities Laws	25

4.	CERTAIN COVENANTS OF THE COMPANY	26

	4.1 Access and Investigation	26

	4.2 Operation of the Company’s Business	26

	4.3 Notification	29

	4.4 Exclusivity; No Negotiation	29

5.	ADDITIONAL COVENANTS OF THE PARTIES	30

	5.1 Additional Agreements	30

	5.2 Regulatory Approvals	30

	5.3 Public Announcements	30

	5.4 Confidentiality	31

	5.5 Closing Agreements	31

	5.6 Termination of Stock Option Plans	31

	5.7 Charter of the Company	31

	5.8 Conversion of Class B, Class C and Class D Voting Common Stock; Company Rights	32

	5.9 Working Capital Commitment	32

	5.10 New Stock Option Plan	32

	5.11 Share Repurchase; Series A Preferred Stock Adjustment	32

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF INVESTOR	33

	6.1 Accuracy of Representations	33

	6.2 Performance of Covenants	33

	6.3 Liquor Licenses	33

	6.4 Financing	33

	6.5 Completion of Investigation	33

	6.6 Consents	33

	6.7 Conversion of Class B, Class C and Class D Voting Common Stock; Company Rights; No Dissenters’ Rights	34

	6.8 Agreements and Documents	34

ii.

	6.9 No Material Adverse Effect	35

	6.10 No Restraints	35

	6.11 No Governmental Litigation	35

	6.12 Resolution of Pending Litigation	35

	6.13 No Other Litigation	35

	6.14 Termination of Stock Option Plans	35

	6.15 Balance Sheet Debt; Accounts Payable	35

	6.16 Management Agreement	36

	6.17 Full Satisfaction or Release of Obligations to Certain Lenders	36

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	36

	7.1 Accuracy of Representations	36

	7.2 Performance of Covenants	36

	7.3 Documents	36

	7.4 No Restraints	36

	7.5 Payoff Amounts and Expenses	36

8.	TERMINATION	37

	8.1 Termination Events	37

	8.2 Termination Procedures	37

	8.3 Effect of Termination	38

9.	INDEMNIFICATION, ETC.	38

	9.1 Survival of Representations, Etc.	38

	9.2 Indemnification	39

	9.3 Defense of Third Party Claims	40

	9.4 Tax Treatment	41

10.	MISCELLANEOUS PROVISIONS	41

	10.1 Further Assurances	41

	10.2 Fees and Expenses	41

	10.3 Attorneys’ Fees	41

	10.4 Notices	42

	10.5 Time of the Essence	42

	10.6 Headings	42

	10.7 Counterparts	42

	10.8 Governing Law; Jurisdiction and Venue	42

iii.

10.9 Successors and Assigns	43

10.10 Remedies Cumulative; Specific Performance	43

10.11 Waiver	43

10.12 Amendments	44

10.13 Severability	44

10.14 Parties in Interest	44

10.15 Entire Agreement	44

10.16 Construction	44

iv.

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is made and entered into as of October 27, 2004, by and between Hancock Park Capital II, L.P., a Delaware limited partnership (“Investor”), and Gordon Biersch Brewery Restaurant Group, Inc., a Tennessee corporation (the “Company”). Capitalized terms used in this Agreement are defined herein and in Exhibit A.

RECITALS

WHEREAS, the Company owns and operates brewery restaurants (the “Restaurants”) located in, among other places, Tempe, Arizona; Burbank, Palo Alto, Pasadena, San Diego, San Francisco and San Jose, California; Broomfield, Colorado; Washington, DC; Atlantic Beach, Jacksonville, Miami, St. Augustine and Walt Disney World Resort, Florida; two locations in Atlanta, Georgia; Honolulu, Hawaii; New Orleans, Louisiana; Las Vegas, Nevada; Charlotte, North Carolina; Columbus, Ohio; Chattanooga, Nashville and Memphis, Tennessee; and Seattle, Washington.

WHEREAS, the Company desires to issue, and the Investor desires to acquire, stock of the Company as herein described, on the terms and conditions hereinafter set forth.

WHEREAS, this Agreement has been approved by the board of directors of the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

AGREEMENT

1.	DESCRIPTION OF TRANSACTION

1.1 Authorization of Securities. The Company has authorized the issuance and sale of a number of shares of its Series A Convertible Preferred Stock, no par value per share (“Series A Preferred Stock”), equal to 80% of the outstanding capital stock of the Company as of the Closing, with all shares issuable upon exercise or conversion of Company Options counted as outstanding for purposes of such calculation (the “Purchase Shares”), for sale to the Investor pursuant to this Agreement.

1.2 Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Tennessee on or before the Closing the Amended and Restated Charter of the Company in the form attached as Exhibit E hereto (the “Amended Charter”).

(b) Upon the terms and subject to the conditions of this Agreement, the Company agrees to sell to Investor and Investor agrees to purchase from the Company, at the Closing on the Closing Date, the Purchase Shares, for which Investor shall pay the Company an aggregate of $15,000,000 or such greater aggregate amount as the Investor may elect to pay therefor in its sole discretion (the “Required Payment”).

1.3 Closing.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, 25th Floor, Los Angeles, California, at 10:00 a.m. on a date to be agreed upon between the Company and Investor which shall not be more than three business days after the date on which the last of the conditions set forth in Section 6 and Section 7 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied, but in no event later than October 28, 2004, except as may be agreed between the Company and Investor. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) At the Closing the Company shall deliver to Investor:

(i) instruments or certificates representing the Series A Preferred Stock being purchased by Investor; and

(ii) a copy of the Amended Charter as filed with the Secretary of State of the State of Tennessee.

(c) At the Closing Investor shall deliver to the Company by wire transfer of immediately available funds the amount of the Required Payment.

(d) At the Closing, the parties shall make all such deliveries as are contemplated by Section 6.8 and Section 7.3 of this Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on a correspondingly numbered section of the Company Disclosure Schedule, the Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) The Company has no Subsidiaries except for the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. The Company and each of its Subsidiaries is a corporation duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation (each of which is set forth in Part 2.1(a) of the Company Disclosure Schedule) and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to materially perform its obligations under all Company Contracts.

(b) The Company and each of its Subsidiaries has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, except as set forth in Part 2.1(b) of the Company Disclosure Schedule.

(c) The Company and each of its Subsidiaries is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule. The Company and each of its Subsidiaries is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

(d) Part2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company and each of its Subsidiaries, (ii) the names of the members of each committee of the Company’s and each of its Subsidiaries’ board of directors, and (iii) the names and titles of the Company’s and each of its Subsidiaries’ officers.

(e) Neither the Company nor any of its Subsidiaries owns any controlling interest in any Entity and, except for the financial interests identified in Part 2.1 (e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has owned, beneficially or otherwise, within the previous five years, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Except as set forth in Part 2.1 (e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor any of its Subsidiaries has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. None of the Company, any of its Subsidiaries or any of their respective shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company’s or any of its Subsidiaries’ business or affairs.

2.2 Charter and Bylaws; Records. The Company has delivered to Investor accurate and complete copies of: (1) the charter (or its equivalent) and bylaws (or operating agreement, as applicable), including all amendments thereto, of the Company and each of its Subsidiaries; (2) the stock records (or other equity ownership records, as applicable) of the Company and each of its Subsidiaries; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders (or general partner or members or partners, as applicable) of the Company and each of its Subsidiaries, the board of directors (or general partner or managers, as applicable) of the Company and each of its Subsidiaries and all committees of the board of directors (or general partner or managers, as applicable) of the Company and each of its Subsidiaries (the items described in (1), (2) and (3) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors (or general partner or managers, as applicable) of the Company or its Subsidiaries or any committee of the board of directors (or general partner or managers, as applicable) of the Company or its Subsidiaries that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and neither the Company nor any of its Subsidiaries has taken any action that is inconsistent in any material respect with the Company Constituent Documents. The Company Constituent Documents, books of account and other records of the Company and each of its

Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in material compliance with Legal Requirements and in accordance with prudent business practices. The Company and each of its Subsidiaries has in place, and has at all times had in place, an adequate and appropriate system of internal controls customarily maintained by comparable Entities, and, except as set forth in Part 2.2 of the Company Disclosure Schedule, since January 2000 there has been no material violation of such system of internal controls.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 800,000 shares, no par value, of common stock, of which 500,000 have been designated “Class A Voting Common Stock,” of which 156,486 shares have been issued and are outstanding as of the date of this Agreement; and of which 100,000 have been designated “Class B Voting Common Stock,” of which 79,830 shares have been issued and are outstanding as of the date of this Agreement; and of which 100,000 have been designated “Class C Voting Common Stock,” of which 53,220 shares have been issued and are outstanding as of the date of this Agreement; and of which 100,000 have been designated “Class D Voting Common Stock,” of which 28,292 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 100,000 shares of preferred stock, no par value, of which none are issued and outstanding as of the date of this Agreement. Each share of the Class B Voting Common Stock, the Class C Voting Common Stock, and the Class D Voting Common Stock is convertible into one share of Class A Voting Common Stock in accordance with the Company’s charter. The Company has reserved sufficient shares of Class A Voting Common Stock for issuance upon conversion of all the Class B Voting Common Stock, Class C Voting Common Stock, and Class D Voting Common Stock. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in the Company Constituent Documents and applicable Company Contracts. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, there are no repurchase options which are held by the Company and to which any shares of capital stock of the Company are subject.

(b) The Company has reserved (i) 64,710 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 34,697 shares of Company Common Stock are outstanding as of the date of this Agreement and all of such options are for the purchase of Class A Voting Common Stock, (ii) has reserved 40,802 shares of Company Common Stock for issuance under a warrant issued to the Subordinated Debt Holder, and (iii) has reserved 12,000 shares of Company Common Stock for issuance under options granted other than under the Company Stock Option Plans and all of such options are for the purchase of Class A Voting Common Stock. Part 2.3(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option outstanding as of the date hereof (whether vested or unvested): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Except for Company Options granted pursuant to the Company Stock Option Plans and set forth on Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company (clauses (i) through (iv) above, collectively “Company Rights”). Except as set forth on Part 2.3(b) of the Company Disclosure Schedule, the Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(c) All of the outstanding shares of capital stock of the Subsidiaries of the Company have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, and, except as set forth on Part 2.3(c) of the Company Disclosure Schedule, are free and clear of any Encumbrances.

(d) Since the date of the Balance Sheet, except as set forth in Part 2.3(d) of the Company Disclosure Schedule, the Company has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Tennessee Business Corporation Act (the “TBCA”) and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

2.4 Financial Statements.

(a) The Company has delivered to Investor the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) The audited consolidated balance sheets of the Company as of December 29, 2002 and December 28, 2003 (the “Balance Sheet”), and the related audited consolidated statements of operations, consolidated statements of shareholders’ equity and consolidated statements of cash flows of the Company for the periods then ended, together with the notes thereto and the reports and opinions of Ernst & Young LLP relating thereto; and

(ii) the unaudited consolidated balance sheet of the Company as of August 22, 2004, (the “Unaudited Interim Balance Sheet”) and the related unaudited consolidated statement of operations, unaudited consolidated statement of shareholders’ equity and unaudited consolidated statement of cash flows of the Company for the eight months then ended.

(b) The Company Financial Statements present fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (“GAAP”) (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material).

2.5 Absence of Changes. Since the date of the Balance Sheet, except as set forth in Part 2.5 of the Company Disclosure Schedule:

(a) there has not been any Material Adverse Effect, and no event has occurred that will, or could reasonably be expected to, have such a Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company and its Subsidiaries (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock of the Company, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

(d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company (except for Company Common Stock issued upon the exercise of outstanding Company Options); or (ii) any Company Rights (except for Company Options and other instruments described in Part 2.3(b) of the Company Disclosure Schedule);

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under (i) any provision of any Company Stock Option Plan, (ii) any provision of any Company Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f) there has been no amendment to the charter or bylaws of the Company or any of its Subsidiaries, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the date of the Balance Sheet, exceeds $50,000;

(i) except in the ordinary course of business and consistent with past practice, the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a material Contract, or (ii) amended or prematurely terminated, or waived any right or remedy under, any such Contract;

(j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n) the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee, except, in the cases of clauses (ii) and (iii) above, in the ordinary course of business consistent with past practice;

(o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(p) the Company has not made any Tax election;

(q) the Company has not threatened, commenced or settled any Legal Proceeding;

(r) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

(s) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(r)” above.

2.6 Title to Assets.

(a) Neither the Company nor any of its Subsidiaries owns any real property or any Structures.

(b) Except as set forth on Part 2.6(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have, and immediately prior to the Closing will have, good, valid and marketable title in fee simple to all personal property reflected on the Unaudited Interim Balance Sheet as owned by the Company and its Subsidiaries and all personal property acquired by the Company and its Subsidiaries since the date of the Unaudited Interim Balance Sheet (other than personal property held by the Company and its Subsidiaries as lessee under a personal property lease), in each case free and clear of all Encumbrances except Permitted Encumbrances.

(c) Part 2.6(c) of the Company Disclosure Schedule contains a list of all tangible personal property having a cost or fair market value in excess of $5,000 owned by the Company and its Subsidiaries (other than personal property held by the Company and its Subsidiaries as lessee under a personal property lease).

(d) Part 2.6(d) of the Company Disclosure Schedule contains a list of all real property leases, including for the Leased Real Property, real or personal property licenses, and personal property leases under which the Company or any of its Subsidiaries is the lessee or licensee, together with (i) the location and nature of each of the leased or licensed properties, (ii) the termination date of each such lease or license, (iii) the name of the lessor or licensor, (iv) all rental and other payments made or required to be made for the Company’s fiscal years ending December 28, 2003 and December 26, 2004, and (v) the date and amount of the next permitted cost-of-living increase in each such lease or license. All leases and licenses pursuant to which the Company or any of its Subsidiaries leases or licenses from others real or personal property are, with respect to the Company or any of its Subsidiaries, and are, to the knowledge of the Company with respect to the other parties thereto, valid, subsisting in full force and effect in accordance with their respective terms, except as may be limited by the Enforceability Exception, and are, in each case, free and clear of all Encumbrances (other than Encumbrances in favor of the lessor or licensor and Encumbrances in favor of the Senior Lender), and there is not, under any real property lease, personal property lease or license, any existing default or event of default by the Company or any of its Subsidiaries (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). The Company and its Subsidiaries have peaceful and undisturbed possession of all real property that they currently occupy or in their possession through real property leases. To the knowledge of the Company, except as set forth on Part 2.6(d) of the Company Disclosure Schedule no certificate of occupancy is required to be obtained from any Governmental Body with respect to the real property occupied or leased by the Company and its Subsidiaries. To the knowledge of the Company, the buildings, improvements and fixtures located on the real property that the Company and its Subsidiaries are occupying or leasing are (x) in compliance in all material respects with all applicable zoning, health and safety and occupancy and other use municipal ordinances and Legal Requirements, (y) in good condition and repair, subject only to ordinary wear and tear, and (z) suitable and appropriate for use in the business as presently conducted and as proposed to be conducted by the Company and its Subsidiaries. True and complete copies of all real property leases, real or personal property licenses, and personal property leases listed on Part 2.6(d) of the Company Disclosure Schedule have been delivered to Investor heretofore, as well as copies of any title reports, surveys or environmental reports or audits prepared by or for the Company and its Subsidiaries relating to any Leased Real Property. Except as set forth in Part 2.6(d) of the Company Disclosure Schedule, no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, a “lease” shall include a sublease.

(e) All personal property owned by the Company and its Subsidiaries and all personal property held by the Company and its Subsidiaries pursuant to personal property leases is in satisfactory operating condition and repair, subject only to ordinary wear and tear. The Leased Real Property, the personal property described in Section 2.6(c) and the personal property held by the Company and its Subsidiaries pursuant to the leases and licenses described in Part 2.6(d) of the Company Disclosure Schedule comprise all of the Leased Real Property and personal property having a cost or fair market value in excess of $5,000 used in the conduct of business of the Company.

2.7 Bank Accounts; Receivables; Inventory.

(a) Part 2.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company and each of its Subsidiaries at any bank or other financial institution including the name of the bank or financial institution, the account number and the authorized signatories.

(b) All accounts receivable of the Company and its Subsidiaries reflected in the Unaudited Interim Balance Sheet and all accounts receivable of the Company and its Subsidiaries that have arisen since the date of the Unaudited Interim Balance Sheet (except such accounts receivable as have been collected since such dates) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered by the Company and its Subsidiaries in the ordinary course consistent with past practice. Such accounts receivable are subject to no valid defense, offset or counterclaim and are fully collectible within ninety (90) days after the Closing Date, except to the extent of the allowance for doubtful accounts reflected on the Unaudited Interim Balance Sheet.

(c) All inventories of raw materials set forth or reflected in the Unaudited Interim Balance Sheet (other than items that are obsolete or of below-standard quality, all of which have been written off or written down to net realizable value on the Unaudited Interim Balance Sheet), or acquired by the Company or its Subsidiaries since the date of the Unaudited Interim Balance Sheet, consist of a quality and quantity usable in the ordinary course of business. The value at which inventories are carried on the Unaudited Interim Balance Sheet reflects the normal inventory valuation policy of the Company or its Subsidiaries, on a basis consistent with that of the preceding period, of stating inventory at its cost. The Company has no work-in- process or finished goods inventories.

2.8 Indebtedness.

(a) Neither the Company nor any of its Subsidiaries has any liability or obligation for Indebtedness other than as set forth oh Part 2.8(a) of the Company Disclosure Schedule, and true and complete copies of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Investor heretofore. Except as described in Part 2.8(a) of the Company Disclosure Schedule, no event has occurred and no condition has become known to the Company (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or a basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Company or its Subsidiaries or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require the Company or its Subsidiaries to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. Except as set forth in Part 2.8(a) of the Company Disclosure Schedule, no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement.

(b) As of the Closing Date, except as set forth on Part 2.8(b) of the Company Disclosure Schedule, the Company will not have any liability or obligation for Indebtedness with respect to any of the Company’s or its Subsidiaries’ assets or the Company business and none of the Company’s or its Subsidiaries’ assets will be subject to any Encumbrances (except Permitted Encumbrances).

(c) Part 2.8(c) of the Company Disclosure Schedule contains a list and brief description of all agreements or instruments pursuant to which the Company’s or its Subsidiaries’ directors, employees or shareholders, or any other Person, have guaranteed any Indebtedness of the Company or its Subsidiaries (the “Guaranties”). True and complete copies of all Guaranties have been previously delivered to Investor.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service developed, manufactured, marketed, or sold by the Company or any of its Subsidiaries, including products or services currently under development by the Company or any of its Subsidiaries.

(b) Part 2.9(b) of the Company Disclosure Schedule accurately identifies (i) each item of Registered IP in which the Company or any of its Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Part 2.9(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company will provide, upon request by the Investor, complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(c) Part 2.9(c) of the Company Disclosure Schedule accurately identifies (i) all Intellectual Property Rights licensed to or utilized by the Company or any of its Subsidiaries (other than any non-customized Software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use Software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s or its Subsidiaries’ products or services, and (C) is generally available through consumer retail channels on standard terms for less than $5,000 (“Non-Customized Software”)); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights are licensed to the Company or any of its Subsidiaries; and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.

(d) Part 2.9(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except as set forth on Part 2.9(d) of the Company Disclosure Schedule, the Company and its Subsidiaries are not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP for any purpose anywhere in the world.

(e) The Company has provided to the Investor a complete and accurate copy of each standard form of Company IP Contract used by the Company or any of its Subsidiaries, including each standard form of (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing intellectual property assignment or license of Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement. Part 2.9(e) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Investor.

(f) The Company and its Subsidiaries exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company or its Subsidiaries, as identified in Part 2.9(c) of the Company Disclosure Schedule) free and clear of all Encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed in Part 2.9(d) of the Company Disclosure Schedule). To the Company’s knowledge, all Company IP that is exclusively licensed to the Company or its Subsidiaries is free and clear of all Encumbrances other than the applicable licensor’s interest.

(g) All Registered IP is valid, subsisting, and enforceable.

(h) To the Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to the Investor a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five years by or to the Company or any of its Subsidiaries or any representative of the Company or any of its Subsidiaries regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any license agreement listed or required to be listed in Part 2.9(c) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(j) To the knowledge of the Company, the Company and its Subsidiaries have not infringed (directly, by contribution, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any Person.

(k) No claim or Proceeding involving any Intellectual Property Right licensed to the Company or any of its Subsidiaries is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property Right by the Company or any of its Subsidiaries, or (ii) the manufacturing, distribution, or sale of any product or service being developed, offered, manufactured, distributed, or sold by the Company or any of its Subsidiaries.

(l) Part 2.9(l) of the Company Disclosure Schedule accurately identifies and describes (i) all Software (other than Non-Customized Software) that is licensed to the Company, or developed, distributed or otherwise utilized by the Company in the conduct of its present or anticipated business and operations, and that comprises, includes or otherwise incorporates, whether in whole or in part, any Software code, component, module or other Software that is subject to an open source Software license (including, by way of example but not of limitation, the GNU, GPL, LGPL, BSD, MIT, PHP, Apache, Mozilla and Creative Commons licenses) or owned by a third party, (ii) the business, operation, product or service in which such open source or third party Software identified in Part 2.9(l) is utilized or licensed by the Company, and (iii) the corresponding Contract pursuant to which the Company obtains the right to use or license each such open source or third party Software identified in Part 2.9(l).

2.10 Contracts.

(a) Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract, including:

(i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

(ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property Rights;

(iii) each Company Contract imposing any restriction on the Company’s or any of its Subsidiaries’ right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

(vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(x) each Company Contract constituting or relating to a Government Contract or Government Bid;

(xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company or any of its Subsidiaries (without penalty) within 60 days after the delivery of a termination notice by the Company or any of its Subsidiaries and requires payment in excess of $25,000 per annum; and

(xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company or any of its Subsidiaries having a value in excess of $25,000 in the aggregate.

(b) The Company has delivered to Investor accurate and complete copies of all written Company Contracts. Part 2.10(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract that is material to the business and not in written form. Each Company Contract is valid and in full force and effect and is enforceable by the Company or any of its Subsidiaries in accordance with its terms except as may be limited by the Enforceability Exception, and after the Closing will continue to be legal, valid, binding and enforceable on identical terms except as may be limited by the Enforceability Exception. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company or any of its Subsidiaries, or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Company Contract.

(c) The Company has not materially violated or breached, or committed any material default under, any Company Contract, and, to the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Company Contract.

(d) Except as set forth on Part 2.10(d) of the Company Disclosure Schedule, no event has occurred, and, to the Company’s knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract.

(e) The Company has not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Company Contract.

(f) The Company has not waived any of its material rights under any Company Contract.

(g) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

(h) The Company Contracts collectively and materially constitute all of the Contracts necessary to enable the Company and its Subsidiaries to conduct its business in the manner in which its business is currently being conducted.

(i) Part 2.10(i) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the transactions contemplated by this Agreement.

2.11 Liabilities; Fees, Costs and Expenses.

(a) Neither the Company nor any of its Subsidiaries has incurred contingent or other liabilities of any nature, either matured or unmatured, except for: (i) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable, accrued salaries or other liabilities that have been incurred by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the Company’s past practices since the date of the Unaudited Interim Balance Sheet; (iii) liabilities under the Company Contracts listed in Part 2.10(a) of the Company Disclosure Schedule; and (iv) the liabilities identified in Part 2.11(a) of the Company Disclosure Schedule.

(b) The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of the Company or any of its Subsidiaries in connection with (a) the due diligence conducted by the Company with respect to the transactions contemplated by this Agreement, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, (d) the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby and (e) any other Transaction Expenses, do not in the aggregate exceed $1,200,000.

2.12 Compliance with Legal Requirements. The Company and each of its Subsidiaries is, and at all times since January 2000 has been, in material compliance with all applicable Legal Requirements. Since January 2000, except as set forth in Part 2.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.13 Governmental Authorizations. Part 2.13 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company or any of its Subsidiaries, and the Company has delivered to Investor accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company and each of its Subsidiaries is in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since January 2000, except as set forth on Part 2.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date

(the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Investor accurate and complete copies of all Company Returns filed which have been requested by Investor.

(b) The Company Financial Statements fully accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes through the Closing Date, and the Company will disclose the dollar amount of such reserves to Investor on or prior to the Closing Date.

(c) Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, no Company Return relating to income Taxes has been audited by any Governmental Body. The Company has delivered to Investor accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(d) No Legal Proceeding is pending or, to the Company’s knowledge, has been threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or any of its Subsidiaries and with respect to which appropriate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except liens for current Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any of its Subsidiaries that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

(f) The company has not been a member of any “Affiliated Group” (as defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group, and the Company has no liability for Taxes of any other Person under Treasury Regulation 1.1502-6 or similar provisions. Neither the Company nor any of its Subsidiaries is or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Company Disclosure Schedule identifies each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to (or required to be contributed to) by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any liability or potential liability including, but not limited to, Welfare Plans (as defined below), Pension Plans (as defined below), salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Plans”). The Company has taken all commercially reasonable efforts to ensure that every employee of the Company and its Subsidiaries (“Employee”) (whether such Employee is a United States citizen or otherwise) is legally authorized to work for the Company and its Subsidiaries in the United States.

(b) Except as listed on Part 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to, or has any actual or potential liability with respect to, or has ever maintained, sponsored or contributed to (i) any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not excluded from coverage under any portion of ERISA) (a “Pension Plan”); or (ii) a multiemployer plan (as defined in Section 3(37) of ERISA, whether or not excluded from coverage under any portion of ERISA).

(c) The Company and its Subsidiaries maintain, sponsor or contribute only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under any portion of ERISA) for the benefit of Employees or former Employees that are described in Part 2.15(c) of the Company Disclosure Schedule (the “Welfare Plans”).

(d) With respect to each Plan, the Company has delivered to Investor:

(i) an accurate and complete copy of such Plan (including all amendments thereto) or, if such Plan is not in writing, an accurate detailed written summary of the Plan;

(ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

(iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA,

with respect to such Plan, and all material written employee communications relating to such Plan;

(iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

(v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements;

(vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code); and

(vii) an accurate and complete copy of all material correspondence with any governmental entity with respect to such Plan.

(e) Neither the Company nor any of its Subsidiaries is required to be nor have any of them ever been required to be, treated as a single employer with any other Person under Section 400l(b)(l) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. Neither the Company nor any of its Subsidiaries has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(f) Neither the Company nor any of its Subsidiaries has any plan or commitment to create any additional Plan , or to modify or change any existing Plan (other than to comply with applicable law) in a manner that would affect any Employee.

(g) To the knowledge of the Company, no Plan is under investigation or audit by any governmental agency (including the Internal Revenue Service or Department of Labor).

(h) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee’s termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees’ beneficiaries)).

(i) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code have been complied with in all material respects.

(j) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

(k) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

(l) Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated by this Agreement and the Related Agreements, either alone or in connection with any other event, will result in any liability to the Company or any of its Subsidiaries or payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company or any of its Subsidiaries (whether or not under any Plan), or increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

(m) Part 2.15(m) of the Company Disclosure Schedule contains a list of all salaried employees of the Company or any of its Subsidiaries as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Except as set forth on Part 2.15(m) of the Company Disclosure Schedule, all of the Employees are “at will” employees. All bonuses paid prior to the Closing are properly excludible from each Employee’s basic remuneration (e.g., the regular rate of pay).

(n) Part 2.15(n) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave of absence and with respect to each such Employee on a leave of absence, whether the leave was approved by the Company and, if so, the basis of such leave, the date of commencement thereof and the scheduled termination date thereof.

(o) Except as set forth in Part 2.15(o) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

(p) The Company and each of its Subsidiaries has good labor relations, and has no reason to believe that (i) the consummation of the transactions contemplated by this Agreement will have a material adverse effect on the Company’s or its Subsidiaries’ labor relations, or (ii) any of the Company’s or its Subsidiaries’ employees who are corporate-management level or above or store-manager level or above intends to terminate his or her employment with the Company or any of its Subsidiaries, (iii) there is any pending or contemplated union organizing activity.

(q) The Company and its Subsidiaries have not incurred any liability under the Worker Adjustment Retraining and Notification Act (29 U.S.C.§§ 2101, et seq.) or any similar state law or statute relating to employment termination in connection with a mass layoff, plant closing or similar event (such as California Labor Code Section 1400, et seq.), in the six months preceding the Closing, and the transactions contemplated by this Agreement will not give rise to any such liability.

2.16 Environmental Matters. Except as set forth on Part 2.16 of the Company Disclosure Schedule:

(a) To the knowledge of the Company and except in compliance with Environmental Laws, no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by the Company or its Subsidiaries or is presently located on or under any Leased Real Property (or, to the Company’s knowledge, any property adjoining any Leased Real Property), (ii) is presently maintained, used, generated, or permitted to remain in place by the Company or its Subsidiaries in violation of any Environmental Law, (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by the Company or its Subsidiaries, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by the Company or its Subsidiaries under Environmental Law or common law.

(b) No notice, citation, summons or order has been received by the Company or its Subsidiaries, no notice has been given by the Company or its Subsidiaries and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Company’s knowledge, threatened by any Governmental Body, with respect to (i) any alleged violation by the Company or its Subsidiaries of any Environmental Law or (ii) any alleged failure by the Company or its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company or its Subsidiaries of any Hazardous Material.

(c) Neither the Company nor its Subsidiaries have received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a “potentially responsible party” with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material. Part 2.16(c) of the Company Disclosure Schedule contains a true and complete list of all Material Safety Data Sheets applicable to the Company’s and its Subsidiaries’ operations received by the Company and its Subsidiaries relating to the Leased Real Property.

(d) To the knowledge of the Company, no above-ground or underground storage tanks, whether or not in use, are or, to the Company’s knowledge, have ever been located at any property currently leased by the Company or its Subsidiaries.

(e) No notice has been received by the Company or its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company or its Subsidiaries on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

(f) To the knowledge of the Company, there have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to any Leased Real Property.

(g) Neither the Company nor its Subsidiaries have released, transported, or arranged for the transportation of any Hazardous Material from any property currently or previously owned, operated or leased by the Company or its Subsidiaries.

2.17 Insurance. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company or any of its Subsidiaries and identifies any material claims made thereunder during the previous two fiscal years or the current fiscal year, and the Company has delivered to Investor accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth on Part 2.18 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time during the last five years had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries; (b) no Related Party is, or has been during the last five years, indebted to the Company or any of its Subsidiaries; (c) during the last five years, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company or any of its Subsidiaries; (d) no Related Party is competing, or has at any time during the last five years competed, directly or indirectly, with the Company or any of its Subsidiaries; and (e) no Related Party has any claim or right against the Company or any of its Subsidiaries (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company or any of its Subsidiaries). (For purposes of this Section 2.18 and Section 2.10(a)(ix) each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time during the last five years been, an officer or director of the Company or any of its Subsidiaries; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)

2.19 Legal Proceedings; Orders. Except as set forth in Part 2.19 of the Company Disclosure Schedule:

(a) There is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries as a party or any of the assets owned, used or controlled by the Company or any of its Subsidiaries or any Person whose liability the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Related Agreements. No event has occurred, and no claim, dispute or, to the knowledge of the Company, other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) No Legal Proceeding has been commenced by or is pending against the Company or any of its Subsidiaries that could have a Material Adverse Effect.

(c) There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject. To the knowledge of the Company, no officer or other employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20 Authority; Binding Nature of Agreement. The Company has the power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company. This Agreement and each Related Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity, whether pursued in an action at law or equity (the “Enforceability Exception”).

2.21 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (2) the consummation of the transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Constituent Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned, used or controlled by the Company or any of its Subsidiaries, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the Company’s business or to any of the assets owned, used or controlled by the Company or any of its Subsidiaries;

(d) except as set forth on Part 2.21(d) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries); or

(f) except as listed on Part 2.21(f) of the Company Disclosure Schedule, require any filing with, notice to or consent from any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (y) the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

2.22 Suppliers. Part 2.22 of the Company Disclosure Schedule contains a true and complete list of the name and address of the 10 largest suppliers of the Company and its Subsidiaries during the two (2) year period ended on the date of the Unaudited Interim Balance Sheet with the amount of purchases made from each such supplier during such period. The Company and its Subsidiaries have no specific information indicating that any of such suppliers intends to cease doing business with the Company and its Subsidiaries or materially alter the volume, pricing or terms of business that it is presently conducting with the Company and its Subsidiaries including as a result of the transactions contemplated by this Agreement, other than as a result of general economic and commodity pricing factors.

2.23 Certain Payments. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any manager, officer, employee, agent or other Person associated with or acting for or on behalf of any of the Company or its Subsidiaries, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(e) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(f)” above.

2.24 Anti-Takeover Law. The board of directors and the Company have taken all action necessary or required to render inapplicable to this Agreement or any Related Agreement and the transactions contemplated herein or therein (i) any state takeover law that may purport to be applicable to the transactions contemplated by this Agreement and the Related Agreements, and (ii) any takeover provision in the Company Constituent Documents.

2.25 Finder’s Fee. Except as set forth in Part 2.25 of the Company’s Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated thereby based upon arrangements made by or on behalf of the Company.

2.26 Liquor Licenses. All Liquor Licenses required from any Governmental Body, for the ownership, use, or operation of the businesses or properties now owned or operated by the Company or any of its Subsidiaries, are in full force and effect and the Company and each of its Subsidiaries is in compliance, in all material respects, with all of the provisions thereof applicable to it. None of the Liquor Licenses is the subject of any pending or, to the knowledge of the Company, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof. Set forth in Part 2.26 of the Company Disclosure Schedule is a complete and accurate list of all Liquor Licenses that are necessary and appropriate for the operation of the Company’s businesses and the businesses of its Subsidiaries, including the date by which an application for the renewal of such Liquor License must be filed and the status of any pending applications. Consent of Liquor Authorities will be required with respect to each of the Liquor Licenses set forth in Part 2.26 of the Company Disclosure Schedule as a result of the consummation of the transactions contemplated by this Agreement.

2.27 Full Disclosure. This Agreement and the Company Disclosure Schedule do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

3.	REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company as follows:

3.1 Limited Partnership Existence and Power. Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited partnership power and authority required to conduct its business in the manner in which its business is currently being conducted, and is duly qualified, authorized, registered or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, authorization, registration or licensing.

3.2 Authority; Binding Nature of Agreement. Investor has the right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by Investor of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary limited partnership action on the part of Investor. This Agreement and each Related Agreement to which Investor is a party constitutes the legal, valid and binding obligation of Investor, enforceable against Investor, in accordance with its terms, subject to the Enforceability Exception.

3.3 Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated thereby based upon arrangements made by or on behalf of Investor.

3.4 Financial Capability. Investor has the financial capability to pay the Required Payment.

3.5 Securities Laws.

(a) The Series A Preferred Stock will be acquired by Investor with its own funds for investment for an indefinite period of time for its own account, not as a nominee or agent for any other person, firm or corporation, and not with a view to the sale or distribution of all or any part thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing, the Series A Preferred Stock. Investor does not have any contract, undertaking, agreement or arrangement with any person, firm or corporation to sell, transfer or grant participations to such person, firm or corporation, with respect to the Series A Preferred Stock. The entire legal and beneficial interest of the Series A Preferred Stock is being purchased for, and will be held for, Investor’s account and neither in whole nor in part for any other person.

(b) Investor understands that the Series A Preferred Stock will not be registered under the Securities Act, in part based upon an exemption from registration predicated on the accuracy and completeness of Investor’s representations and warranties appearing herein.

(c) Investor is able to fend for itself in the transactions contemplated by this Agreement relating to its purchase of the Series A Preferred Stock, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Company, has the ability to bear the economic risks of its investment for an indefinite period of time and has been furnished with and has had access to such information as Investor deems necessary and appropriate to enable Investor to evaluate the financial risk inherent in making an investment in the Series A Preferred Stock together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions answered by the Company.

(d) All certificates or other documents representing the Series A Preferred Stock purchased under this Agreement and all certificates or other documents issued in transfer thereof or substitution therefor shall, where applicable, have endorsed thereon the following legends:

(i) “The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and have been taken for investment purposes only and not with a view to the distribution thereof, and, except as stated in an agreement between the holder of this certificate, or its predecessor in interest, and the issuer corporation, such securities may not be sold or transferred unless there is an effective registration statement under such Act covering such securities or the issuer corporation receives an opinion of counsel (which may be counsel for the issuer corporation) stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of such Act.”

(ii) Any legend required to be placed thereon by any applicable state securities law.

4.	CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement through the Closing (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries and Representatives to: (i) provide Investor with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company or any of its Subsidiaries; and (ii) provide Investor with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company or any of its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company or any of its Subsidiaries, as Investor may reasonably request.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period the Company shall: (i) ensure that the Company and each of its Subsidiaries conducts its business and operations (A) only in the ordinary course and in accordance with past practices, and (B) in material compliance with all applicable Legal Requirements and the requirements of all Company Contracts; (ii) use commercially reasonable efforts to ensure that the Company and each of its Subsidiaries preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or any of its Subsidiaries; (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company and each of its Subsidiaries; (iv) to the extent reasonably requested by Investor, cause its officers to provide updates to Investor concerning the status of the Company’s or its Subsidiaries’ businesses; and (v) ensure that all

Liquor Licenses required from any Liquor Authorities for the ownership, use, or operation of the businesses or properties now owned or operated by the Company and its Subsidiaries are in full force and effect, and that each of the Company and its Subsidiaries are in material compliance with all of the provisions thereof applicable to it. The Company hereby covenants and agrees that it will not take any action that would adversely impact or otherwise delay the Company in obtaining the approval of any Liquor Authorities to maintain the Liquor Licenses after the Closing required for the ownership, use, or operation of the businesses or properties now owned or operated by the Company and its Subsidiaries or in obtaining temporary or new Liquor Licenses in replacement of such Liquor Licenses.

(b) During the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to (without the prior written consent of Investor):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to the terms provided in stock option or purchase agreements;

(ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any Company Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company shall be permitted (x) to issue Class A Voting Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement and set forth in the Company Disclosure Schedule, and (y) to issue shares of Class A Common Stock upon the conversion of shares of the Company’s Class B Voting Common Stock, Class C Voting Common Stock or Class D Voting Common Stock;

(iii) amend or waive any of its rights under, or accelerate the vesting under (if not automatic by its terms), any provision of any of the Company’s stock option plans, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

(iv) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as permitted by this Agreement and the TBCA;

(v) recognize any labor union or enter into any collective bargaining agreement;

(vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(vii) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(viii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company and its Subsidiaries, taken as a whole, during the Pre-Closing Period shall not exceed $100,000 in the aggregate;

(ix) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Company Contract;

(x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent with past practice) or waive, abandon or relinquish any material right;

(xi) lend money to any Person, or incur or guarantee any Indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under the Company’s credit facilities outstanding as of the date hereof and set forth on the Company Disclosure Schedule (without any amendment or modification thereto) which in the aggregate does not exceed $25,000);

(xii) establish, adopt or amend any Company or Subsidiary employee plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers.

(xiii) hire any new employee having an annual salary in excess of $50,000;

(xiv) change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

(xv) make any material Tax election;

(xvi) commence or settle any Legal Proceeding that requires payment by the Company in excess of $30,000;

(xvii) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

(xviii) take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing, (B) result in any of the conditions to the Closing set forth in Section 6 and Section 7 hereof not being satisfied, or (C) breach any provisions of this Agreement; or

(xix) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(b).

4.3 Notification.

(a) During the Pre-Closing Period, the Company shall promptly notify Investor in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any breach of any covenant or obligation of the Company; and

(iv) any event, condition, fact or circumstance that is likely to make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

4.4 Exclusivity; No Negotiation.

(a) The Company shall not, and shall not permit any of its Subsidiaries, Representatives or Associates to, directly or indirectly:

(i) consummate or agree to consummate an Acquisition Transaction;

(ii) solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Investor) relating to a possible Acquisition Transaction;

(iii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Investor) relating to or in connection with a possible Acquisition Transaction; or

(iv) entertain, consider or accept any proposal or offer from any Person (other than Investor) relating to a possible Acquisition Transaction.

(b) The Company shall, and shall cause each of its Subsidiaries, Associates and Representatives to, immediately discontinue any ongoing discussions or negotiations (other than ongoing discussions with Investor) relating to a possible Acquisition Transaction, and shall promptly provide Investor with an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the

Company or by any of the Company’s Associates or Representatives from any Person (other than Investor) during the Pre-Closing Period.

5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1 Additional Agreements. Investor and the Company shall use commercially reasonable efforts (i) to cause the conditions set forth in Section 6, in the case of the Company, and in Section 7, in the case of Investor, to be satisfied as soon as practicable, and (ii) to take, or cause to be taken, all actions necessary to make effective the transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date. Each party shall promptly deliver to the other a copy of each filing made, each notice given and each Consent obtained by such party in connection with the transactions contemplated by this Agreement and each Related Agreement during the Pre-Closing Period.

5.2 Regulatory Approvals. During the Pre-Closing Period, (i) the Company and the Investor shall use commercially reasonable efforts to maintain all Liquor Licenses required from any Governmental Body for the ownership, use, or operation of the businesses or properties now owned or operated by the Company or any of its Subsidiaries active and in good standing, with all applicable fees paid, and to otherwise assist Investor in obtaining those authorizations, Consents or approvals necessary to assure that the Company will retain Liquor Licenses with respect to such businesses or properties active and in good standing immediately following the Closing, (ii) the Company shall cooperate fully with Investor in arranging for the transfer or re-issuance, at Closing if necessary, of any Liquor Licenses, including the execution by the Company of any Consent, notice or similar documents typical examples of which are attached as Exhibit G-1 and Exhibit G-2 or as otherwise may be required by the applicable Liquor Authorities or other appropriate governmental regulatory agency for the Company to operate under a Liquor License at the Restaurants after the Closing and (iii) Investor and the Company shall diligently pursue in good faith the issuance by the Closing Date of any Liquor License as may be required to be obtained by the Company in connection with the transactions contemplated by this Agreement under the Liquor Laws (including promptly responding to all requests and questions from any applicable Liquor Authorities). Concurrently with submission of any such applications and materials, Investor shall provide the Company with a copy thereof (provided that, unless a dispute arises between the Company and Investor under this Agreement with respect to Investor’s efforts to obtain a Liquor License, Investor shall be entitled to redact any personal information on any application submitted by an individual). Investor shall also provide the Company with copies of any correspondence to and from the Liquor Authorities in connection with any such Liquor License application. Investor shall keep the Company apprised of its progress in obtaining any such Liquor Licenses (temporary and/or permanent) for the Restaurants.

5.3 Public Announcements. During the Pre-Closing Period, the Company and the Investor shall not (and each shall not permit any of its Associates or Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the other’s prior written consent, provided, however, that nothing herein shall be deemed to prohibit the Company or Investor from making any public disclosure necessary under applicable Legal Requirements, in which case, each shall consult with the other regarding the contents thereof.

5.4 Confidentiality.

(a) Each party to this Agreement and its Associates and Representatives will keep confidential the Confidential Information that it receives from another party and its Representatives and will not (except as required by applicable Legal Requirements), without the disclosing party’s prior written consent, disclose any such Confidential Information; provided, however, that notwithstanding the above a receiving party may reveal the Confidential Information to its Associates or Representatives (i) who need to know the Confidential Information in connection with the transactions contemplated in this Agreement and (ii) who are informed of the confidential nature of the Confidential Information. Each party will use its commercially reasonable efforts to cause its Associates and Representatives to comply with the provisions of this section. The receiving party shall use the same degree of care in maintaining the confidentiality of the other party’s Confidential Information as it uses with respect to its own information that is regarded as confidential and/or proprietary by the receiving party, but in any case shall at least use reasonable care.

(b) In the event that a receiving party or any of its Associates or Representatives is required by applicable Legal Requirements to disclose any of the Confidential Information received from a disclosing party, the receiving party will notify the disclosing party promptly so that the disclosing party may seek a protective order or other appropriate remedy or, in the disclosing party’s sole discretion, waive compliance with the provisions of this section. The receiving party and its Representatives will cooperate fully with the disclosing party and its Representatives in any attempt by the disclosing party to obtain any such protective order or other remedy. In the event that no such protective order or other remedy is obtained, or that the disclosing party waives compliance with the provisions of this section, the receiving party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information disclosed. A party may make such disclosure as is necessary, in the opinion of such party’s outside legal counsel, to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which such party’s securities are listed or traded. In such event, such party shall use its best efforts to give advance notice to the other party prior to any disclosure.

5.5 Closing Agreements. The Company shall use its best efforts to cause (i) each of the Company shareholders identified on Exhibit B-1 to execute and deliver to Investor and the Company a General Release in the form of Exhibit B-2, and (ii) each of the Company shareholders identified on Exhibit C-1 to execute and deliver to Investor and the Company a Shareholders’ Agreement in the form of Exhibit C-2.

5.6 Termination of Stock Option Plans. Immediately prior to the Closing Date, the Company shall terminate each of its Stock Option Plans.

5.7 Charter of the Company. Prior to the Closing Date, the Company shall amend and restate its charter to read in its entirety as set forth in Exhibit E.

5.8 Conversion of Class B, Class C and Class D Voting Common Stock; Company Rights. The Company shall use its best efforts to cause each of the holders of Class B, Class C and Class D Voting Common Stock to convert all such shares held by such shareholders into shares of Class A Voting Common Stock.

5.9 Working Capital Commitment. The Company covenants that after the Closing at least $2,000,000 of the Required Payment shall only be used for the working capital and accounts payable needs of the Company and its Subsidiaries.

5.10 New Stock Option Plan. Investor covenants that, as soon as practicable after the adjustment referred to in Section 5.1l(b), it shall cause the Company to adopt a stock option plan for issuance of options to management and other key employees of the Company to purchase shares of common stock, no par value per share, of the Company equal to an aggregate of 12% of the outstanding capital stock of the Company after giving effect to the adjustment referred to in Section 5.1l(b); provided that five-sixths (5/6) of the total amount of such options shall be issued to such management and other key employees of the Company as soon as practicable after the adoption of such stock option plan and the remainder shall be issued from time to time at the discretion of the Board.

5.11 Share Repurchase; Series A Preferred Stock Adjustment.

(a) For a period from Closing until the 60th day after the Closing (the “Last Repurchase Date”), the Company will be permitted to make an offer to each shareholder of the Company to purchase up to 80% of the total number of shares held by such shareholder. As consideration for the purchase of such shares, the Company may only issue a subordinated promissory note, in form and substance reasonably acceptable to the Investor and the Company’s secured lenders, which subordinated promissory note shall have a term of seven years and will provide for an interest rate equal to the applicable Federal Funds Rate as of the Closing. The aggregate amount of all such subordinated promissory notes issued in connection with the share repurchases shall not exceed $50,000.

(b) Investor agrees that it shall adjust any certificates or other instruments representing the Purchase Shares to equal 80% of the outstanding capital stock of the Company immediately following the Last Repurchase Date, with, for purposes of such calculation, all shares issuable upon exercise or conversion of Company Options that were outstanding as of the Closing counted as outstanding (except to the extent such Company Options are cancelled without exercise prior to the Last Repurchase Date) and excluding all shares of capital stock of the Company issued after the Closing (the “Adjusted Purchase Shares”).

(c) As soon as practicable following the adjustment referred to in Section 5.1l(b), the Company shall use its best efforts to amend the Amended Charter to (i) change the Series A Original Issue Price (as defined in the Amended Charter) to equal, and the conversion price formula in Article 2, Section 6(b) of the Amended Charter to reflect, the amount equal to the quotient of the Required Payment divided by the Adjusted Purchase Shares, and (ii) change the number minimum threshold number of shares in Article 2, Section 5(d) of the Amended Charter to reflect one-half the number of the Adjusted Purchase Shares.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF INVESTOR

The obligations of Investor to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by Investor, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Investor in connection with the transactions contemplated by this Agreement shall have been accurate as stated herein or therein as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (except as to any representations and warranties qualified as to materiality, which shall be accurate in all respects).

6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Liquor Licenses. Prior to the Closing, the Investor shall be satisfied, in its sole discretion, that the Company will retain Liquor Licenses with respect to each of the Restaurants active and in good standing immediately following the Closing and that the applicable Liquor Authorities having jurisdiction over the locations of the Restaurants shall be prepared to approve the transfer or re-issuance of any Liquor Licenses that may be required in connection with the transactions contemplated by this Agreement.

6.4 Financing. Investor shall have entered into, or shall immediately upon the Closing be able to cause the Company to enter into, financing arrangements to enable it to consummate the transactions contemplated hereby on terms and conditions satisfactory to Investor in its sole discretion, including, without limitation, financing arrangements for the Company to borrow up to $39 million from financial institutions.

6.5 Completion of Investigation. Investor shall have completed and be satisfied, in its sole discretion, with the results of its investigation of the Company’s existing books, records, Tax Returns, work papers and other documents and information relating to the Company or any of its Subsidiaries, additional financial, operating and other data and information regarding the Company or any of its Subsidiaries, and the assets, liabilities, properties, commitments, products, business and affairs of the Company or any of its Subsidiaries.

6.6 Consents. All Consents required to be obtained in connection with the transactions contemplated by this Agreement (including the Consents identified in Parts 2.6(d), 2.8(a), 2.10(i) and 2.28 of the Company Disclosure Schedule) from any Person or Governmental Body shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, whether domestic or foreign, shall have expired, except where the failure to obtain such Consents could not have a Material Adverse Effect; provided, however, that in any event the Company shall have obtained each of the Consents set forth on Exhibit F hereto.

6.7 Conversion of Class B, Class C and Class D Voting Common Stock; Company Rights; No Dissenters’ Rights. Each share of Class B, Class C and Class D Voting Common Stock shall have been voluntarily converted into shares of Class A Voting Common Stock. The warrant issued to the Subordinated Debt Holder to purchase 40,802 shares of Company Common Stock shall have been cancelled without exercise. Each Company Option which remains outstanding shall be exercisable only for Class A Voting Common Stock. No holder of Class A, Class B, Class C or Class D Voting Common Stock shall have exercised, or be entitled, to any dissenters’ rights or rights of appraisal in connection with the adoption of the Amended Charter or any of the transactions contemplated by this Agreement.

6.8 Agreements and Documents. Investor shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Shareholders’ Agreement in the form of Exhibit C-2, executed by the Company and each of the Company’s shareholders identified on Exhibit C-1;

(b) the General Releases in the form of Exhibit B-2, executed by each of the Company shareholders identified on Exhibit B-1;

(c) except as may otherwise be requested by the Investor in writing, written resignations of all directors of the Company and each of its Subsidiaries, effective as of the Closing;

(d) a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.6, 6.7, 6.9, 6.12, 6.13, 6.14, 6.15, 6.16, and 6.17 have been duly satisfied (the “Company Compliance Certificate”);

(e) a legal opinion of Miller & Martin PLLC with respect to the matters set forth in Exhibit D;

(f) a certificate signed by the Chief Financial Officer of the Company certifying the amount of the Transaction Expenses incurred as of the Closing Date;

(g) a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the charter (including, without limitation, the Amended Charter) and bylaws (or operating agreement, as applicable), and any amendments thereto, of the Company and each of its Subsidiaries, (ii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the board of directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) certifying that there are no proceedings for the dissolution or liquidation of the Company or any of its Subsidiaries, and (iv) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company; and

(h) a subordinated promissory note of the Company, made as of the Closing, in favor of the Investor in the aggregate principal amount of $500,000, in form and substance reasonably satisfactory to the Investor and to the Company’s secured lenders.

6.9 No Material Adverse Effect. There shall not have occurred any event, fact or circumstance which could result in a Material Adverse Effect.

6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body and remain in effect.

6.11 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Investor nor the Company shall have received any communication from any Governmental Body and in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the Related Agreements; (b) seeking to prohibit or limit in any material respect Investor’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (c) which, if unfavorably adjudicated, would materially and adversely affect the right of Investor or the Company or any of their respective Affiliates to own the assets or operate the business of the Company or any of its Subsidiaries.

6.12 Resolution of Pending Litigation. All Legal Proceedings required to be set forth in Part 2.19 of the Company Disclosure Schedule shall have been fully resolved to the satisfaction of Investor or Company shall have provided Investor with evidence that liability insurance covering the full amount of such claims, excluding applicable deductibles, are in force and effect, copies of which shall have been provided to Investor.

6.13 No Other Litigation. There shall not be pending any Legal Proceeding (a) which could have a Material Adverse Effect or a material adverse effect on Investor; (b) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (c) seeking to prohibit or limit in any material respect Investor’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or any of its Subsidiaries; or (d) which, if unfavorably adjudicated, would materially and adversely affect the right of Investor or the Company or any of their respective Affiliates to own the assets or operate the business of the Company or any of its Subsidiaries.

6.14 Termination of Stock Option Plans. Each of the Stock Option Plans shall have been terminated without liability to Investor, the Company or any of their Affiliates, and Investor shall have received evidence satisfactory to it of such termination.

6.15 Balance Sheet Debt; Accounts Payable. Immediately prior to the Closing, the Company shall have no funded debt that would be required to be reflected on the Company’s balance sheet other than (a) approximately $1,500,000 in past-due accounts payables, and (b) approximately $2,500,000 in subordinated notes, capitalized leases and other real estate related obligations. Other than as set forth in the immediately preceding sentence, the Company shall have only normal accounts payable and current accruals outstanding as of the Closing.

6.16 Management Agreement and Transaction Fee. The Company shall have entered a management agreement with Hancock Management Partners, Inc., (“HMP”) in form and substance reasonably satisfactory to the Investor and to the Company’s secured lenders, regarding certain management and advisory services and providing for a monthly management fee of up to $20,000. Such management fee shall be paid by the Company to HMP or to an Affiliate of HMP designated by HMP. The Company shall pay to HMP, upon the Closing, a transaction fee of $250,000.

6.17 Full Satisfaction or Release of Obligations to Certain Lenders. Upon the Closing, the Company shall: (i) have no further obligations to the Subordinated Debt Holder other than pursuant to a subordinated promissory note of the Company, made as of the Closing, in favor of the Subordinated Debt Holder in the aggregate principal amount of $2,000,000, in form and substance reasonably satisfactory to the Investor and to the Company’s secured lenders; and (ii) shall have no further obligations to the Senior Lender, or in the alternative, the Senior Lender shall have released the Company with respect to all claims it may have against the Company with respect to facts arising on or prior to the Closing and shall have waived its remedies with respect to any events of default existing on or prior to the Closing.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Investor in this Agreement shall have been accurate as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality qualifications or similar qualifications contained or incorporated directly or indirectly in such representations and warranties).

7.2 Performance of Covenants. All of the covenants and obligations that Investor is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Documents. The Company shall have received a certificate signed on behalf of Investor representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body and remain in effect.

7.5 Payoff Amounts and Expenses. Investor shall have, or shall have caused to be, provided to the Company, through a combination of the Required Payment and the financing arrangements referred to in Section 6.4, sufficient amounts to pay (i) up to $18,000,000 of

Indebtedness owed to the Senior Lender, (ii) up to $27,000,000 of Indebtedness owed to the Subordinated Debt Holder, and (iii) up to $1,200,000 of Transaction Expenses.

8.	TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Investor and the Company;

(b) by either Investor or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the transactions contemplated hereby shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all commercially reasonable efforts prior to the Termination Date to remove any such Order without agreeing to the imposition of any unduly burdensome condition;

(c) by Investor if any of the Company’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of the Company’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Investor may not terminate this Agreement under this Section 8.l(c) on account of an inaccuracy in the Company’s representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within 20 days after receiving written notice from Investor of such inaccuracy or breach;

(d) by the Company if any of Investor’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Investor’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 8.1(d) on account of an inaccuracy in Investor’s representations and warranties or on account of a breach of a covenant by Investor if such inaccuracy or breach is curable unless Investor fails to cure such inaccuracy or breach within 20 days after receiving written notice from the Company of such inaccuracy or breach; or

(e) by Investor or the Company if the Closing has not taken place on or before October 15, 2004, or such later date as may be agreed between the Company and Investor (the “Termination Date”) (other than as a result of any failure on the part of the terminating party to comply with or perform any of its covenant or obligation set forth in this Agreement).

8.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Investor shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9; (c) each party shall, in all events, remain bound by and continue to be subject to Section 5.4; and (d) no party hereto shall be liable to the other for any consequential or punitive damages.

9.	INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) The representations and warranties made by the Company in this Agreement, the Company Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive the Closing and shall expire at the end of 18 months after the Closing Date; provided, however, that (i) the representations and warranties contained in Section 2.3 shall survive the Closing indefinitely, (ii) the representations and warranties contained in Section 2.6, Section 2.9, Section 2.14, Section 2.15, Section 2.16, Section 2.19 and Section 2.24 shall survive the Closing until the expiration of the relevant statute of limitations, and (iii) if, at any time prior to the end of 18 months after the Closing Date, any Indemnitee delivers to the Company a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. All representations and warranties made by Investor shall terminate and expire as of the end of 18 months after the Closing Date, and any liability of Investor with respect to such representations and warranties shall thereupon cease; provided, however, that the representations and warranties contained in Section 3.5 shall survive the Closing until the expiration of the relevant statute of limitations. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non- compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Section 9, or other remedy based on such representations, warranties, covenants, and obligations.

9.2 Indemnification.

(a) From and after the Closing Date (but subject to Section 9.1(a)), the Company shall hold harmless and shall indemnify each Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach or alleged breach of any representation or warranty of the Company set forth in this Agreement, in the Company Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed in connection herewith (without giving effect to any materiality or knowledge qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach or alleged breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iii) the amount of any Transaction Expenses in excess of the amount certified by the Chief Financial Officer of the Company pursuant to Section 6.8(f); (iv) any Legal Proceeding required to be set forth in Part 2.19 of the Company Disclosure Schedule which is not adequately reserved for or fully covered by insurance (excluding deductibles); or (v) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(b) No indemnitee shall be entitled to indemnification pursuant to Section 9 for breach of representations and warranties until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $150,000 in the aggregate, and then only to the extent of such excess.

(c) Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Company for any indemnification payments under Section 9 shall be limited to, and shall not exceed, $4,500,000 (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to any indemnification obligations of the Company arising out of any (i) breach of Section 2.3 and Section 2.24, (ii) fraud or intentional misrepresentation by the Company, or (iii) any Legal Proceeding required to be set forth in Part 2.19 of the Company Disclosure Schedule which is not adequately reserved for or fully covered by insurance (excluding deductibles).

(d) Any indemnification payments that may be required to be paid by the Company from time under this Section 9 shall be paid by the Company to Indemnitees in the form of subordinated promissory notes, in form and substance reasonably acceptable to the Investor and the Company’s secured lenders, which such subordinated promissory notes (i) shall have a maturity date of five years and one month from the date of the Closing, (ii) shall provide for an eight percent (8%) annual interest rate, and (iii) the principal and interest of which shall be payable upon the earlier to occur of any of the following: (A) maturity; (B) the consummation of a firm commitment underwritten public offering by the Company of shares of its common stock pursuant to a registration statement under the Securities Act; (C) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (D) the sale, lease or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions whether by liquidation, dissolution, merger, consolidation or sale; (E) the sale or other transfer of greater than fifty percent (50%) of the outstanding shares of its common stock (on a fully-diluted basis, including shares of its preferred stock convertible into common stock) in a single transaction or series of related transactions; or (F) any consolidation, merger, share exchange or other business combination of the Company with or into any other corporation or other entity in which the shareholders of the Company immediately prior to such consolidation, merger, share exchange or other business combination hold securities of the surviving entity (or an entity owning 100% of such surviving entity) immediately after such transaction representing less than a majority of the combined voting power of the outstanding securities of such surviving entity (or an entity owning 100% of such surviving entity).

9.3 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against Investor or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Section 9, Investor shall promptly give the Company written notice of such claim or Legal Proceeding (a “Claim”); provided, however, that any failure on the part of Investor to so notify the Company shall not limit any of the Indemnitees’ rights to indemnification under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

(b) Within ten days of delivery of such written notice, the Company may elect (by written notice delivered to Investor) to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement. If the Company makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Company does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Company of the progress of any such Claim, will permit the Company, at the sole cost of the Company, to participate in such prosecution or defense and will provide the Company with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

(c) Notwithstanding the foregoing, if a Claim includes Damages equal to an amount in excess of the aggregate Indemnity Cap on the date of the Claim, or states a claim for equitable relief, Investor shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim.

(d) Neither party will compromise or settle any such Claim without the written consent of either the Company (if an Indemnitee defends the Claim) or the Indemnitees (if the Company defends the Claim), such consent not to be unreasonably withheld.

9.4 Tax Treatment. The parties shall report any indemnification payment made pursuant to this Section 9 as a purchase price adjustment unless otherwise required by applicable Legal Requirements.

10.	MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Investor and its Representatives with respect to the Company’s business (and the furnishing of information to Investor and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the transactions contemplated by this Agreement; provided, however, that, upon the Closing, the Company shall pay or reimburse the Investor for up to $2,000,000 of all fees, costs and expenses incurred by Investor in connection with or by virtue of the foregoing.

10.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Investor:

Hancock Park Capital II, L.P.

10323 Santa Monica Boulevard

Suite 101

Los Angeles, California 90025

Attn: Michael J. Fourticq, Sr.

Fax: (310) 201-0403

with a copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attn: Robert A. Miller, Jr.

Fax: (213) 627-0705

if to the Company:

Gordon Biersch Brewery Restaurant Group, Inc.

100 East 10th Street

Chattanooga, Tennessee 37402

Attn: H. Allen Corey

Fax: (423) 752-1973

with a copy to (which copy shall not constitute notice):

Miller & Martin PLLC

832 Georgia Avenue

Chattanooga, Tennessee 37402

Attn: Roddy Bailey/Hugh F. Sharber

Fax: (423) 321-1567

10.5 Time of the Essence. Time is of the essence of this Agreement.

10.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in several counterparts (including by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.8 Governing Law; Jurisdiction and Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Tennessee (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of Hamilton, State of Tennessee. The Company and Investor each:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Hamilton, State of Tennessee (and each appellate court located in the State of Tennessee), in connection with any legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.4 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the County of Hamilton, State of Tennessee, shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Hamilton, State of Tennessee, any claim by either the Company or Investor that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). The Company shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person other than assignment in connection with that certain Security Agreement contemplated to be entered into by and between the Company and Ableco Finance LLC, as collateral agent. Investor may freely assign any or all of its rights under this Agreement (including its rights under Section 9), in whole or in part, to any of its Affiliates or, with the prior written consent of the Company, which consent shall not be unreasonably withheld, to any other Person.

10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14 Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.15 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

GORDON BIERSCH BREWERY RESTAURANT GROUP, INC., a Tennessee corporation

By:	/s/ H. ALLEN COREY
Name:	H. Allen Corey
Title:	President

HANCOCK PARK CAPITAL II, L.P., a Delaware limited partnership

By:	Hancock Park Associates III, LLC, a Delaware limited liability company, its general partner

By:	/s/ MICHAEL J. FOURTICQ
Name:	Michael J. Fourticq
Title:	an authorized representative

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]